Exhibit 99.1

LabOne Reports Fourth Quarter Earnings

LENEXA, Kan., Mar 2, 2005 (BUSINESS WIRE) -- LabOne, Inc. (Nasdaq: LABS) today reported revenues of $120.1 million for its fourth quarter ended December 31, 2004, an increase of $28.1 million or 31% over the fourth quarter 2003. Compared to revenues for the same quarter last year, risk assessment services increased 8% to $66.9 million, healthcare increased 79% to $42.4 million and substance abuse testing increased 63% to $10.8 million. Excluding the impact of the acquisition of Alliance Laboratory Services in January 2004 and Northwest Toxicology in March 2004, healthcare revenues increased 13% and substance abuse testing revenues increased 21% compared to the fourth quarter last year. The Company reported net income of $7.9 million or $0.45 per diluted share compared to $5.7 million or $0.33 per diluted share for the fourth quarter 2003. Results for the fourth quarter 2004 benefited from a $1.2 million adjustment, or $0.07 per diluted share, related to state and federal income taxes, and a $0.5 million pre-tax adjustment, or $0.02 per diluted share, associated with a favorable sales tax settlement.

For the fourth quarter 2004, operating earnings were $11.6 million compared to $9.8 million the same period last year, an increase of $1.8 million or 18%. Fourth quarter 2004 operating earnings comprised $12.6 million for risk assessment, $8.1 million for healthcare and $2.2 million for substance abuse testing, offset by $11.3 million for corporate selling, general and administrative expenses. This compares to operating earnings of $12.6 million for risk assessment, $5.5 million for healthcare and $1.1 million for substance abuse testing, offset by $9.4 million for corporate selling, general and administrative expenses for the same period in 2003. For the fourth quarter 2004, operating earnings included $1.9 million and $0.2 million associated with Alliance Laboratory Services and Northwest Toxicology, respectively.

For the year ended December 31, 2004, the Company reported revenues of $468.2 million compared to $346.0 million last year. Compared to revenues for the prior year, risk assessment services increased 13% to $261.1 million, healthcare increased 88% to $166.7 million and substance abuse testing increased 51% to $40.4 million. For the year ended December 31, 2004, revenues attributable to the acquisitions of Alliance Laboratory Services and Northwest Toxicology were $59.2 million and $10.3 million, respectively. Net income for the year was $26.7 million or $1.53 per diluted share compared to $20.7 million or $1.23 per diluted share in 2003.

For the year ended December 31, 2004, operating earnings were $45.1 million compared to $35.5 million last year. For the year, operating earnings comprised $51.0 million for risk assessment, $28.0 million for healthcare and $7.3 million for substance abuse testing, offset by $41.2 million for corporate selling, general and administrative expenses. This compares to operating earnings of $47.3 million for risk assessment, $17.8 million for healthcare and $4.6 million for substance abuse testing, offset by $34.2 million for corporate selling, general and administrative expenses in 2003. For the year ended December 31, 2004, operating earnings included $3.9 million and $0.9 million associated with Alliance Laboratory Services and Northwest Toxicology, respectively.

"Laboratory testing volumes increased 28% from 9.9 million specimens in 2003, to 12.7 million in 2004," said W. Thomas Grant II, chairman, president and CEO of LabOne. "Excluding the impact of the Alliance Laboratory Services and Northwest Toxicology acquisitions, volumes during 2004 increased 7% to 10.6 million. During the year, insurance testing volumes declined by 2% compared to last year while healthcare volumes increased 77% and substance abuse testing volumes increased 44%. Excluding the impact of the Alliance Laboratory Services and Northwest Toxicology acquisitions, healthcare volumes for the year increased 19% and substance abuse volumes increased 14%. During 2004, insurance testing revenues decreased 2%, paramedical revenues increased 20% and other insurance service revenues increased 26% compared to last year. Other insurance revenues include a 37% increase in teleunderwriting revenues compared to last year. Consolidated operating income for the year was impacted by increased corporate overhead expenses, principally associated with information technology initiatives and compliance with Sarbanes-Oxley. Overall, we are pleased with the results from operations during 2004."

LabOne will conduct its quarterly conference call with W. Thomas Grant II, chairman, president and CEO, John W. McCarty, executive vice president and CFO, and Mike Asselta, executive vice president and COO, at 11 a.m. Eastern time, March 2, 2005. To join the conference call, dial 800-818-5264. At approximately 2 p.m. Eastern time, a recording of the call will be available as a voice mail at 888-203-1112, pass code 2468263, through April 2, 2005. The audio recording will also be available on the investor info section of the Company's Web site at www.LabOne.com.

About LabOne, Inc.

Headquartered in the Greater Kansas City area, LabOne is a diagnostic services provider. The services and information LabOne and its subsidiaries provide include: risk assessment information services for the insurance industry; diagnostic healthcare testing to physicians, hospitals, managed care organizations and employers; and substance abuse testing services and related employee qualification products to employers and the government.

Forward-Looking Statements

This press release may contain "forward-looking statements." Forward-looking statements often can be identified by the use of forward-looking terminology, such as "could," "should," "will," "will be," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" or variations thereof. Forward-looking statements are not guarantees of future performance or results. Forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause actual results to differ materially from those that may be expressed or implied in such forward-looking statements, including, but not limited to, contractual and logistical limitations, the volume, pricing and mix of services provided by the Company, intense competition, the loss of one or more significant customers, government reimbursement policies, general economic conditions and other factors detailed from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission ("SEC"), including the Company's 2003 Annual Report on Form 10-K and the Company's Form S-3 Registration Statement filed with the SEC on September 10, 2004.

Financial Highlights
(in thousands, except per share data, unaudited)

            Three months ended               Year ended
               December 31,                 December 31,
              2004     2003    % change    2004      2003    % change
            ------------------ --------- ------------------- ---------

Sales       $120,090  $92,014        31% $468,236  $346,020        35%
Net
 earnings     $7,943   $5,749        38%  $26,724   $20,732        29%
Basic
 earnings
 per share     $0.46    $0.37               $1.56     $1.44
Diluted
 earnings
 per share     $0.45    $0.33               $1.53     $1.23
Total
 assets                                  $343,222  $237,622
Working
 capital                                  $73,728   $48,056

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data, unaudited)

                                            December 31,  December 31,
                                                2004         2003
                                            ------------- ------------
                  Assets
Current assets:
    Cash and cash equivalents                    $24,070       $4,651
    Accounts receivable, net of allowance
     for doubtful accounts of $4,594 in 2004
     and $6,123 in 2003                           73,027       57,928
    Inventories                                    7,473        5,472
    Prepaid expenses and other current
     assets                                        6,506        5,202
    Deferred income taxes                          5,556        4,990
                                            ------------- ------------
                    Total current assets         116,632       78,243

Property, plant and equipment, net                62,860       47,405
Goodwill                                         138,163       99,103
Intangible assets, net                            20,860       11,345
Other long-term assets                             4,707        1,526
                                            ------------- ------------

                    Total assets                $343,222     $237,622
                                            ============= ============

    Liabilities and Stockholders' Equity
Current liabilities:
    Accounts payable                             $20,467      $13,617
    Accrued payroll and benefits                  17,131       11,769
    Other accrued expenses                         3,381        2,787
    Current portion of long-term debt              1,925        2,014
                                            ------------- ------------
                    Total current
                     liabilities                  42,904       30,187

Deferred income taxes                              8,694        5,619
Long-term debt                                   111,549       56,094
Other                                                108           21
                                            ------------- ------------
                    Total liabilities            163,255       91,921

Commitments and contingencies

Stockholders' equity:
    Common stock, $0.01 par value per share.
     Authorized 40,000,000 shares; issued
     18,027,729 shares in 2004 and 2003              180          180
    Additional paid-in capital                    87,027       84,066
    Retained earnings                            102,974       76,250
    Accumulated other comprehensive loss             (94)        (245)
    Treasury stock of 796,260 shares in 2004
     and 1,144,840 shares in 2003, at cost       (10,120)     (14,550)
                                            ------------- ------------
                    Total stockholders'
                     equity                      179,967      145,701
                                            ------------- ------------

                    Total liabilities and
                     stockholders' equity       $343,222     $237,622
                                            ============= ============

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data, unaudited)

                                Three months ended     Year ended
                                   December 31,       December 31,
                                  2004     2003      2004      2003
                                --------- -------- --------- ---------

Sales                           $120,090  $92,014  $468,236  $346,020
Cost of sales:
    Cost of sales expenses        79,479   62,554   313,607   232,602
    Depreciation and
     amortization                  1,801    1,181     6,736     4,473
                                --------- -------- --------- ---------
                 Total cost of
                  sales           81,280   63,735   320,343   237,075
                                --------- -------- --------- ---------
Gross profit                      38,810   28,279   147,893   108,945

Selling, general and
 administrative:
    Selling, general and
     administrative expenses      24,374   16,600    92,394    66,832
    Depreciation and
     amortization                  2,870    1,854    10,372     6,564
                                --------- -------- --------- ---------
                 Total selling,
                  general and
                  administrative  27,244   18,454   102,766    73,396
                                --------- -------- --------- ---------
Operating
 earnings                         11,566    9,825    45,127    35,549

Other income (expense):
    Interest
     income                          106        6       228       117
    Interest
     expense                      (1,330)    (860)   (5,144)   (3,017)
    Other, net                       259      (15)      224        56
                                --------- -------- --------- ---------
                 Total other
                  expense, net      (965)    (869)   (4,692)   (2,844)
                                --------- -------- --------- ---------
Earnings before income taxes      10,601    8,956    40,435    32,705
Provision for income taxes         2,658    3,207    13,711    11,973
                                --------- -------- --------- ---------

Net earnings                      $7,943   $5,749   $26,724   $20,732
                                ========= ======== ========= =========

Preferred stock dividends             $-    $(351)       $-   $(2,699)
                                --------- -------- --------- ---------

Net earnings available to common
 shareholders                     $7,943   $5,398   $26,724   $18,033
                                ========= ======== ========= =========

Earnings per common share:
    Basic                          $0.46    $0.37     $1.56     $1.44
    Diluted                        $0.45    $0.33     $1.53     $1.23

Weighted average common shares
 outstanding:
    Basic                         17,199   14,609    17,079    12,476
    Diluted                       17,536   17,269    17,478    16,893

SOURCE: LabOne, Inc.

LabOne, Inc.
John McCarty, 913-577-1244
john.mccarty@LabOne.com